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                            TRIANGLE PHARMACEUTICALS, INC.
                       SALARY INVESTMENT OPTION GRANT ELECTION



          I hereby elect to apply the following portion of the salary otherwise payable to me in cash for the ____ calendar year to the acquisition of a special option grant under the Salary Investment Option Grant Program in effect under the Company's 1996 Stock Incentive Plan (the "Plan").

               $_____________(not less than $10,000 nor more than $50,000).

          I hereby acknowledge and agree that this election shall be irrevocable and that the option to be granted pursuant to such election shall be subject to the following terms:

          1. The option will be granted on or before January 31 of the subject calendar year.

          2. The exercise price per share will be equal to sixty-six and two-thirds percent (66-2/3%) of the fair market value per share of the Company's common stock (the closing selling price per share on the Nasdaq National Market) on the option grant date.

          3. The number of shares of common stock subject to the option will be determined by dividing (i) the portion of my salary for the ____ calendar year which I have elected to apply to the acquisition of the option by (ii) thirty-three and one-third percent (33-1/3%) of the fair market value per share of common stock on the option grant date.

          4. The option will become exercisable in twelve (12) successive equal monthly installments over my period of continued service with the Company during the subject calendar year, with the first such installment to become exercisable upon my continuation in the Company's service through January 31 of the subject calendar year.

          5. The remaining terms of the option will be as set forth in the Salary Investment Option Grant Program in effect under the Plan.



                                   Signature:
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                                   Dated:
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